RYAN'S FAMILY STEAK HOUSES, INC.
                  JANUARY SALES INFORMATION

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Ryan's Family Steak Houses, Inc. (NASDAQ:RYAN) today
announced that same-store sales for the 5-week period ended
February 4, 1998 ("January") increased by 1.8%. Details follow:

                                             January 1998
                                                (Unaudited)

     Total sales                             $54,540,000
     Increase from prior year                      +6%

     Average unit sales:
     Same-store (open at least 18 mos.)          +1.8%
     All-store (all Ryan's units)                +1.0%

Management cautioned that January's average unit sales changes were significantly impacted by an easy weather-related comparison during the 2nd week of the month. Excluding that week, same-store and all-store sales would have been -0.3% and -1.1%, respectively. Nonetheless, these adjusted sales results for January 1998 were significantly improved over the 4th quarter's (1997) same-store and all-store results of -2.1% and -2.8%, respectively.

At February 4, 1998, the Company owned and operated 271
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on March 4, 1998.